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                                                                Exhibit 10.21




                   USFI PROVIDER RESELLER AGREEMENT (FOR NTP)


                  USFI PROVIDER RESELLER AGREEMENT FOR NTP (the "Agreement"), dated as of March 4, 1997, by and among USFI Network K.K., a corporation organized under the laws of Japan ("USFI"), Nihon Telepassport K.K., a corporation organized under the laws of Japan ("Reseller") and Asahi Telecom Co., Ltd., a corporation organized under the laws of Japan ("Asahi"):

                  WHEREAS, USFI provides Direct Dial Telephone Services and custom applications;

                  WHEREAS, Reseller desires to utilize USFI's services exclusively for the transmission of its CUSTOMERS' telephone calls to international points; and

                  WHEREAS, USFI and Reseller desire to enter into this Agreement on the terms and conditions hereinafter set forth, including the attachments hereto which are incorporated by reference and made a part hereof,

                  NOW, THEREFORE, in consideration of the mutual agreements and understandings herein contained, the parties hereby agree as follows:

                  1. The Services Provided by USFI

                           1.1 USFI agrees to provide international telephone
services to Reseller in accordance with the terms and conditions of this Agreement to the countries set forth in Attachment 1.

                           1.2 USFI will endeavor to accommodate Reseller's
international call volume provided that Reseller provides USFI with sufficient advance notice of its capacity requirements.

                           1.3 USFI, at its expense, together with its
connecting carriers, will install, provide, operate and maintain facilities, consisting of computer hardware and software, switching equipment and transmission equipment (the "facilities") so as to provide telephone services between USFI's designated switch and the international destinations.

                  2. Rates and Charges

                           2.1 USFI will provide service to Reseller from USFI's
designated switch site to the countries listed in Attachment 1 (List of Rates and Countries) at the rates set forth in said Attachment.
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                           2.2 Reseller acknowledges and agrees that USFI may,
upon reasonable notice, change or modify from time to time its rates (including available discounts), other terms, and its general policies; provided, that, no increase in rates may be imposed except for increases that are commensurate with increases in the underlying carrier's charges. For purposes of this paragraph, "reasonable notice" shall mean the minimum required notice for international tariffs filed under Federal Communications Commission of the United States. USFI will notify Reseller promptly of any such changes.

                           2.3 Reseller will be obligated to pay for all
telephone transmissions via the facilities and for all other charges in accordance with Attachment 1. Each call will be billed in increments consistent with the standards of Japanese carriers. For purposes of this Agreement, the time of each call will begin when the answer supervision is returned to USFI by the overseas administration or local telephone company indicating that the call has been answered and will end when the supervision is returned indicating that the caller has disconnected.

                  3. Duties of Reseller

                           3.1 Reseller is solely responsible for establishing
its customer charges and billing its customers for international direct dial telephone services provided via the facilities, and for all applicable taxes associated therewith.

                           3.2 Reseller will pay all of its own operating
expenses, and other expenses including applicable taxes and fees.

                           3.3 Reseller will be responsible for the payment of
all sums owed to USFI pursuant to this Agreement regardless of whether Reseller has been paid for such charges by its customers. Reseller acknowledges that USFI will not be liable for any losses or damages suffered by Reseller or any of its customers in connection with the incurrence of such charges.

                  4. Term of Agreement

                           Unless terminated earlier by either party in
accordance with the provisions hereof, this Agreement shall have a term of the earlier to occur of (i) the liquidation of Reseller or (ii) six (6) years commencing on the date set forth on the first page of this Agreement. Thereafter, the term of this Agreement will be automatically renewed for successive terms of one year each unless either party provides written notice of its intent not to renew this Agreement at least thirty (30) days prior to the expiration of the then current term.

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                  5. Termination

                           5.1 Either party may terminate this Agreement upon
written notice to the other party in the event of a failure by such other party to perform any of its material obligations hereunder and the continuation of such failure for a period of 30 days after written notice thereof, provided that the terminating party is not then in breach of its material obligations hereunder, and provided further that no notice of termination shall relieve either party of any obligations arising or accruing hereunder prior to the date of such notice.

                           5.2 Notwithstanding anything in this Agreement to the
contrary, the failure of USFI to provide services to Reseller hereunder shall not constitute grounds for termination of this Agreement where such failure arises out of or is attributable to equipment failure, accident, regulatory, judicial or other governmental action or inaction, war, vandalism, civil riot or commotion, work stoppage or slowdown or other labor disturbance, destruction of facilities, fire, earthquake, storm, or the failure of any common carrier or utility, for any reason, to provide adequate carriage, transmission or other services to USFI or any of its affiliates, provided that such failure is cured within thirty days after the occurrence, if such event is temporary in nature, of the event or condition giving rise to such failure, or if such failure is incapable of being cured within such thirty day period, that USFI has undertaken diligent efforts to cure such failure as soon as practicable.

                  6. Relationship of Parties

                           6.1 It is expressly understood and agreed that
Reseller is an independent contractor, shall not represent itself as having any power to bind USFI, shall not hold itself out as an employee or agent of USFI for any purpose, and shall not assume or create any obligation whatsoever, expressed or implied, on behalf of USFI. Nothing in this Agreement shall be deemed to establish a relationship of agency between USFI and Reseller nor with any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed to create a partnership between USFI and Reseller, or any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of any other party, or which would require the parties to file taxes jointly.

                           6.2 As an independent contractor, Reseller shall be
responsible for all liabilities incurred in connection with the conduct of its business or the offering of USFI's services to its customers, including but not limited to, all income and franchise taxes on the compensation it receives, as well as all of its employees' employment taxes, insurance and fringe benefits. Reseller shall indemnify and hold USFI harmless from and against any and all such liabilities.

                  7. International Services Provider

                           7.1 Reseller agrees that except in the circumstances
hereinafter described in this paragraph, USFI and any successor thereto or affiliate thereof (collectively

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the "USFI Group") shall be the provider to Reseller, Asahi and any successor thereto or affiliates thereof (collectively, the "A.T. Net Group") of international long distance services ("International Services").

                           7.2 Notwithstanding the provisions of Paragraph 7.1:

                                     (a) if the USFI-Group is unable to process
calls due to the fact that no electricity passes through the USFI-Group's switch ("system failure"), the A.T. Net Group shall be entitled to switch customers to some other carrier during the time the USFI-Group is unable to process calls. Such switching shall cease (and the customers returned to the USFI-Group) at such time as a member of the USFI-Group shall have given A.T. Net notice (which need not be in writing) that the system failure has been corrected;

                                     (b) in the event of a problem concerning
the quality of International Services, a member of the USFI-Group will discuss such matter with A.T. Net with a view to resolving it promptly;

                                     (c) if any of KDD, IDC, ITJ or other
Japanese Type I telecommunications carrier offer to A.T. Net or Asahi international rates that are lower than those offered by the USFI-Group, the USFI-Group shall have the right to either match those rates or decide to utilize such other carrier itself and the parties will discuss and decide how the savings gained shall be allocated.

                                     (d) if any customer of the A.T. Net Group
in the domestic market demands that its international calls be carried by a provider other than a member of the USFI-Group, the A.T. Net Group shall be entitled, in its discretion, to route such customer to the international carrier designated by such customer; provided, that, when the revenues from such "other" carrier customers that would have accrued to the USFI-Group if such customers had not designated an "other" carrier exceed 30% (or, from and after the date A.T. Net closes a public offering of its shares, 50%) of the quarterly gross revenues to the USFI-Group from the A.T. Net Group signed customers, the advance consent of a member of the USFI-Group to the provision of an "other" carrier to such customers exceeding 30% (or, from and after the date A.T. Net closes a public offering of shares, 50%) shall be required. Such consent will be provided or not provided in the good faith discretion of the USFI-Group. Upon request the A.T. Group will provide a member of the USFI-Group access to the appropriate records to verify the foregoing amounts.

                           7.3 Subject to the provisions of Paragraph 7.4,
paragraph 13 of the USFI Provider Reseller Agreement, entitled "Limitations of Liability", shall apply to the provision of International Services as if specifically set forth herein at length.

                           7.4 If, in accordance with the provisions of
Paragraph 7.2(a) above, the A.T. Net Group switches customers to other carriers as a result of a system failure, the following provisions shall apply:

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                                     (a) The A.T. Net Group shall be required to
give written notice to USFI of the switching indicating the period thereof, the name of the alternate carrier used and the rates charged by it.

                                     (b) The A.T. Net Group will be required to
use an alternate carrier that is the lowest cost provider available.

                                     (c) USFI-Japan agrees to reimburse A.T. Net
for 70% of its incremental cost (that is, the difference between the rates payable by the A.T. Net to USFI-Japan and the rates, if higher, paid by the A.T. Net Group to the alternate carrier) in using the alternate carrier for as long as the system failure continues except that USFI-Japan shall have no liability
(i) if the system failure is attributable to a force majeure event of a type described in Paragraph 13.2 of the Reseller Agreement or (ii) if interruptions in service, for maintenance, do not exceed six (6) hours per month. USFI-Japan agrees to give A.T. Net advance notice of the periods during which the system will be shut down for maintenance.

                                     (d) USFI-Japan shall have the option, in
its sole discretion, to be released from the liability provisions set forth in Paragraph 7.4(c) above by releasing the A.T. Net Group from the provisions of Paragraph 7.1 above.

                  8. TelePassport Name and Logo

                  Reseller acknowledges and agrees that the "TelePassport" name and logo is the property of USFI and its affiliates. Reseller agrees to use its best efforts to cause (i) the TelePassport logo to be clearly displayed on its invoices to customers and (ii) such invoices to clearly state that TelePassport is the provider of international long distance service. Such display will be submitted to USFI for prior approval.

                  9. Payment Terms

                           9.1 USFI shall invoice Reseller on a monthly basis.
All payments hereunder are due and payable in full within thirty (30) days after date of invoice.

                           9.2 All payments under this Agreement shall be made
in the currency of the invoice to an account designated by USFI. All past due balances shall bear interest at an annual rate of eighteen percent (18%) or, if lower, the maximum rate permitted by applicable law from the due date until paid in full.


                  10. Taxes

                           Any and all applicable federal, state or local
use, excise, sales or privilege taxes, duties or similar liabilities, chargeable to or against USFI and arising out of or attributable to the services provided to the Reseller hereunder shall be charged to and payable by the Reseller in addition to the regular rates set forth in Attachment 1.

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                  11. Suspension of Service

                           11.1 Except for material charges under dispute
subject to resolution herein, if payment in full of any invoice is not made by Reseller within sixty (60) days after the date of the invoice therefor, USFI shall have, in addition to all other rights available to it under this Agreement or otherwise, the right, effective three (3) business days after written notice of the same is given to Reseller, to suspend any or all services provided hereunder to Reseller until payment is made. "Business days" as defined herein relates to days in which the banks in Tokyo are open for business.

                           11.2 After the effective date of suspension, Reseller
has five (5) business days to cure suspension of service though payment in full of invoice, in which case service will be restored promptly; otherwise, this Agreement may be terminated by USFI while reserving all rights to collection under this Agreement.

                  12. Dispute Resolution

                           The parties shall co-operate to investigate promptly
any dispute concerning the accuracy of any billing data, rates or any amount payable under this Agreement. In the event of the parties being unable to reach agreement ten (10) business days after the date upon which the relevant invoice or portion thereof is due for payment and the dispute is material, then the following procedure shall be followed:

                           12.1 In good faith, the complainant shall provide the
other party with written notification of the existence of the dispute, which will include details of the nature and magnitude of the dispute, date(s) when the dispute began and recommendations in order to resolve the dispute.

                           12.2 Upon receipt, the other party shall respond
within ten (10) business days of receipt of the dispute notice, endeavor to address and respond to the points raised by the complainant with recommendations on how to resolve the dispute, and notify accordingly the complainant.

                           12.3 On receipt of a response by the other party, the
complainant shall have fourteen (14) days in which to respond. Any resolution to the dispute will be retroactive to the date of the first day of notification by the complainant.

                           12.4 Both parties will endeavor to resolve any
dispute, including but not limited to addressing this dispute to a higher level executive, if necessary.

                           12.5 Absent any resolution herein, both parties may
agree to terminate this Agreement with ninety (90) days notice or, in the absence of such an agreement, such dispute shall be litigated in accordance with the provisions of Paragraph 18 hereof.

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                  13. Limitations of Liability

                           13.1 USFI SHALL HAVE NO LIABILITY FOR ANY COSTS,
DAMAGES, OR CHARGES ARISING FROM THE RENDERING OF ADVICE IN CONNECTION WITH THE LOCAL OPERATING ENVIRONMENT, TAX, SALES, PRICING, MARKETING, OR BILLING MATTERS, OR ANY OTHER MANAGEMENT OR CONSULTING SERVICES, OR OUT OF DELAYS IN RESTORATION OF THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT OR OUT OF MISTAKES, ACCIDENTS, OMISSIONS, INTERRUPTIONS, OR ERRORS OR DEFECTS IN TRANSMISSION IN THE PROVISION OF SWITCHED OR PRIVATE LINE SERVICES OR ANY OTHER TELECOMMUNICATIONS SERVICES.

                           13.2 NEITHER USFI NOR ANY OF ITS EMPLOYEES, OFFICERS,
SHAREHOLDERS, DIRECTORS AND AFFILIATES SHALL HAVE ANY LIABILITY TO RESELLER OR TO ANY OTHER PERSON OR ENTITY WHATSOEVER FOR ANY COSTS, DAMAGES, OR CHARGES SUFFERED OR INCURRED, INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND INCIDENTAL, ACTUAL OR PUNITIVE DAMAGES, ON ACCOUNT OF ERRORS, INTERRUPTIONS, DELAYS, FAILURES OR DEFECTS OF ANY NATURE WHATSOEVER IN THE TRANSMISSION OF SERVICES PURSUANT TO THIS AGREEMENT, WHETHER OR NOT ARISING OUT OF OR RELATED TO ERRORS, OMISSIONS, ACCIDENTS, REGULATORY, JUDICIAL OR OTHER GOVERNMENTAL ACTION OR INACTION, ILLEGALITY, ACTS OF GOD, WAR, VANDALISM, CIVIL RIOT OR COMMOTION, WORK STOPPAGE OR SLOWDOWN OR OTHER LABOR DISTURBANCE, DESTRUCTION OF FACILITIES, OR THE FAILURE OF ANY COMMON CARRIER OR UTILITY, FOR ANY REASON, TO PROVIDE ADEQUATE CARRIAGE, TRANSMISSION OR OTHER SERVICES TO USFI OR ANY OF ITS AFFILIATES.

                           13.3 USFI HEREBY DISCLAIMS ANY AND ALL WARRANTIES,
EXPRESS AND IMPLIED, AND MAKES NO REPRESENTATIONS, AS TO THE DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS OR FITNESS FOR ANY PURPOSE WHATSOEVER OF ANY OF THE SERVICES PROVIDED HEREUNDER.

                  14. Protection of Confidential Information and Proprietary
                      Property

                           14.1 Reseller and USFI agree that, except as required
by the rules and regulations of the United States Federal Communications Commission or any other governmental authority having jurisdiction, Reseller will, during the term of this Agreement and thereafter, keep secret and retain in the strictest confidence, and cause its employees, agents and/or representatives to keep secret and retain in the strictest confidence, all

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proprietary information relating to or provided by USFI, including, without limitation, trade secrets, "know-how", lists, rates, pricing policies, and any other business information pertaining to the business of USFI.

                           14.2 Reseller acknowledges and agrees that it shall
not have any right to, nor will it, use any of the trade names, trademarks or other proprietary rights of USFI without written permission from USFI. Nothing in this clause should be construed as limiting Reseller from naming USFI as its supplier, or from using such fact in its promotions, provided that all promotional materials identifying, describing or referring to USFI in any manner shall be submitted to USFI for approval prior to dissemination, publication, or use thereof.

                  15. Compliance with Laws

                           Reseller shall, at its expense, secure and maintain
in full force and effect any and all licenses, permits and authorizations, and make all reports and other filings, which are required or otherwise appropriate in connection with the provision of services pursuant to this Agreement, and shall take any and all other actions necessary to ensure that the provision of telephone services pursuant to this Agreement and to customers of Reseller, does not violate or conflict with any applicable law, rule or regulation of any governmental or quasi-governmental authority having jurisdiction over the subject matter hereof. Reseller's liability for charges incurred hereunder is absolute and shall not be affected by any such violation or any failure by Reseller to comply with the provisions hereof.

                  16. Indemnity

                           Except as otherwise provided in this Agreement,
Reseller and USFI shall each indemnify and hold the other harmless from and against any and all liabilities, costs, damages and expenses, including without limitation attorneys' fees and disbursements, incurred by reason of or arising out of or attributable to the breach by such party of any provision hereof or the failure by such party to perform any of its obligations hereunder.

                  17. Governing Law

                           This Agreement shall be governed and construed in
accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

                  18. Litigation

                           Subject to the provisions of Paragraph 12, the
parties agree that the Tokyo District Court shall have the exclusive first-instance jurisdiction over all disputes or controversies arising out of or in conjunction with this Agreement. The prevailing party in

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any such litigation shall be entitled to an award of its reasonable attorneys'
fees, costs and disbursements.

                  19. Notices

                           All notices or other communications required or
provided herein shall be in writing and if (i) from a member of the USFI-Group to a member of the A.T. Net Group shall be in Japanese and (ii) from a member of the A.T. Net Group to a member of the USFI-Group shall be in English, and in each case shall be deemed given five (5) days after mailing, if mailed by certified mail, registered mail, return receipt requested, postage prepaid, or on the date of delivery if delivered personally or by a reputable overnight courier, or on the date of facsimile transmission, if transmitted by telecopier, in each case addressed to the party for whom intended as follows (or to such other address as may be given by notice in accordance with this Paragraph 19):

                  To USFI:             USFI Network K.K.
                                       Ferrare Building, Fifth Floor
                                       1-24-15 Ebisu,
                                       Shibuya-ku, Tokyo 150
                                       JAPAN
                                       Attention: Michele Matsuda
                                       Telecopier:  (03) 5447-8010

                  To Reseller:
                                       Nihon Telepassport K.K.
                                       Asahi Telecom Building 3-4-14
                                       Nihonbashi-Ningyocho
                                       Chuo-ku, Tokyo 103
                                       Japan
                                       Attention:  Mikiya Nemoto
                                       Telecopier:  (03) 5641-5349


                  20. Assignment

                           20.1 This Agreement shall not be transferable or
assignable by Reseller, nor shall Reseller have the right to hire or contract with any agents, representatives, or employees to perform its obligations under this Agreement, without the prior written consent of USFI. Any other purported transfer or assignment shall render this Agreement null and void at the election of USFI. This Agreement may be assigned by USFI without the consent of Reseller to any subsidiary or affiliated company of USFI or to any other firm.

                           20.2 Nothing expressed herein or implied hereby is
intended or shall be construed to confer upon or give to any person or entity other than USFI and

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Reseller and their respective successors and permitted assigns any rights or remedies by reason of this Agreement.

                  21. Representations

                           Reseller represents and warrants that it has all
requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, that all such action has been duly and validly authorized by all necessary proceedings, and that this Agreement constitutes the legal, valid and binding obligation of Reseller, enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights. Reseller further represents and warrants that the execution and delivery of this Agreement, the performance by Reseller of its obligations hereunder and the provision of the services provided hereunder to its own customers, will not violate or be in conflict with any statute, law or any judgment, decree, order, regulation or rule of any court or governmental authority.

                  22. Integration

                           This Agreement constitutes the entire agreement
between USFI and Reseller concerning the subject matter contained herein and supersedes any and all prior agreements between the parties with respect to such subject matter. In entering into this Agreement, neither Reseller nor USFI is relying upon any representations or warranties which are not set forth in this Agreement.

                  23. Unenforceable Provisions

                           In case any provision in this Agreement shall be held
invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

                  24. Modification and Waiver

                           This Agreement may be amended only by a written
instrument which references this Agreement and which is signed by all signatories to this Agreement. No waiver of any term or condition of this Agreement shall operate as a continuing waiver nor shall any failure to enforce any provision hereof operate as a waiver of such provision or any other provision hereof.

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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
USFI Provider Agreement (for NTP) as of the date above written.


                                            USFI NETWORK K.K.


                                            By: /s/ Michele Matsuda
                                               --------------------------------
                                               Name: Michele Matsuda
                                               Title: President



                                            NIHON TELEPASSPORT K.K.


                                            By: /s/ Mikiya Nemoto
                                               --------------------------------
                                               Name: Mikiya Nemoto
                                               Title:



                                            ASAHI TELECOM CO., LTD.


                                            By: /s/ Mikiya Nemoto
                                               --------------------------------
                                               Name: Mikiya Nemoto
                                               Title: Executive Vice President

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                   USFI PROVIDER RESELLER AGREEMENT (FOR NTP)
                                 ATTACHMENT #1
                          List of Rates and Countries


                                   (omitted)